Exhibit 10.48

EXECUTION VERSION

March [•], 2023

Mr. James L. Dolan

MSGE Spinco, Inc. (to be renamed Madison Square Garden Entertainment Corp.)

Two Pennsylvania Plaza

New York, NY 10121

Dear Jim:

This letter agreement (the “Agreement”), effective as of the closing of the Spin-Off (the “Effective Date”) will confirm the terms of your employment with MSGE Spinco, Inc. (to be renamed Madison Square Garden Entertainment Corp., the “Company”) following the Effective Date. For purposes of this Agreement, “Spin-Off” means the distribution of approximately 67% of the issued and outstanding shares of common stock of the Company to the shareholders of Madison Square Garden Entertainment Corp. (to be renamed MSG Sphere Corp., “MSG Sphere”).

1. Your title will be Executive Chairman and Chief Executive Officer and it is expected that you will continue to be nominated for election as a director of the Company during the period you serve as Executive Chairman. Subject to the provisions of this paragraph, you agree to devote your business time and attention to the business and affairs of the Company. The Company understands that you are a party to an Employment Agreement with each of MSG Sphere and Madison Square Garden Sports Corp. (“MSGS”) and recognizes and agrees that your responsibilities to MSG Sphere and MSGS will preclude you from devoting substantially all of your time and attention to the Company’s affairs. However, the Company understands, and you agree, that you will not take on another significant and substantial employment role outside of these three entities (the Company, MSG Sphere and MSGS) and/or their respective subsidiaries, and that you will devote to the Company’s affairs a sufficiently substantial portion of your time and attention as may be reasonably necessary to accomplish the objectives of your strategic and operational role for the Company as identified in this Agreement and as mutually agreed between yourself and the Company from time to time (and cooperate with the Company annually in reviewing the foregoing). In addition, as recognized in Article Tenth of the Company’s Amended and Restated Certificate of Incorporation (the “Overlap Policy”), there may be certain potential conflicts of interest and fiduciary duty issues associated with your roles at the Company, MSG Sphere and MSGS. The Company recognizes and agrees that none of (i) your responsibilities at the Company, MSG Sphere and MSGS, (ii) your inability to devote substantially all of your time and attention to the Company’s affairs, (iii) the actual or potential conflicts of interest and fiduciary duty issues that are waived in the Overlap Policy or (iv) any actions taken, or omitted to be taken, by you in good faith to comply with your duties and responsibilities to the Company in light of your responsibilities to the Company, MSG Sphere and MSGS, shall be deemed to be a breach by you of your obligations under this Agreement (including your obligations under Annex A) nor shall any of the foregoing constitute “Cause” as such term is defined herein.

2. Your annual base salary will be not less than $1 million annually, paid bi-weekly, subject to annual review and potential increase by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) in its discretion. The Compensation Committee will review your compensation package on an annual basis to ensure you are paid consistently with the market for other similarly situated executives as well as external peers.

3. You will also participate in our discretionary annual bonus program with an annual target bonus opportunity equal to not less than 200% of your annual base salary (with such target bonus opportunity effective for the current fiscal year). Bonus payments depend on a number of factors including Company, unit and individual performance. However, the decision of whether or not to pay a bonus, and the amount of that bonus, if any, is made by the Compensation Committee in its sole discretion. Annual bonuses are anticipated to be paid in the first fiscal quarter of the subsequent fiscal year. Except as otherwise provided herein, in order to receive a bonus, you must be employed by the Company at the time bonuses are being paid. Notwithstanding the foregoing, if your employment with the Company ends on the Scheduled Expiration Date (as defined below), you shall be paid your bonus for the fiscal year ending June 30, 2024, if any, even if such payment is not made to you prior to the Scheduled Expiration Date, which bonus shall be subject to Company and your business unit performance for that fiscal year as determined by the Company in its sole discretion, but without adjustment for your individual performance.

4. You will also, subject to your continued employment by the Company and actual grant by the Compensation Committee, participate in such equity and other long-term incentive programs that are made available in the future to similarly situated executives at the Company but subject to the terms of this Paragraph. Commencing with the Company’s fiscal year starting July 1, 2023, it is expected that such awards will consist of annual grants of cash and/or equity awards with an annual target value of not less than $6 million, as determined by the Compensation Committee in its discretion. All awards described in this Paragraph 4, in addition to being subject to actual grant by the Compensation Committee, would be pursuant to the applicable plan document and would be subject to any terms and conditions established by the Compensation Committee in its sole discretion that would be detailed in separate agreements you would receive after any award is actually made; provided, however, that such terms and conditions shall be consistent with those in awards granted to similarly situated executives. Long-term incentive awards are currently expected to be subject to three-year vesting.

5. You will also be eligible to participate in all of our benefits and retirement plans and programs, subject to meeting the relevant eligibility requirements, payment of the required premiums, and the terms of the plans themselves. We anticipate offering medical, dental, vision, life, and accidental death and dismemberment insurance; short- and long- term disability insurance; a savings and retirement program; and ten paid holidays. You will also be eligible for paid time off to be accrued and used in accordance with Company policy, which we anticipate to allow for time off on a flexible and unlimited basis.

6. If your employment with the Company is terminated on or prior to June 30, 2024 (the “Scheduled Expiration Date”): (i) by the Company (other than for “Cause”); or (ii) by you for “Good Reason” (other than if “Cause” then exists); then, subject to your execution and delivery, within 60 days after the date of termination of your employment, and non-revocation (within any applicable revocation period) of the Separation Agreement (as defined below), the Company will provide you with the following:

(a)

Severance in an amount to be determined by the Company (the “Severance Amount”), but in no event less than two (2) times the sum of your annual base salary and your annual target bonus as in effect at the time your employment terminates. Sixty percent (60%) of the Severance Amount will be payable to you on the six-month anniversary of the date your employment so terminates (the “Termination Date”) and the remaining forty percent (40%) of the Severance Amount will be payable to you on the twelve-month anniversary of the Termination Date;

(b)

Any unpaid annual bonus for the Company’s fiscal year prior to the fiscal year which includes your Termination Date, and a pro-rated bonus based on the amount of your base salary actually earned by you during the Company’s fiscal year through the Termination Date, each of which will be paid to you when such bonuses are generally paid to similarly situated active executives and will be based on your then current annual target bonus as well as Company and your business unit performance for the applicable fiscal year (which performance will be evaluated on the same business unit performance standards as are applied to other executive officers of the Company in respect of the payment of bonuses for such year) as determined by the Compensation Committee in its sole discretion, but without adjustment for your individual performance;

(c)

Each of your then-outstanding and not yet vested long-term cash awards (including any deferred compensation awards under the long-term cash award programs) granted under the plans of the Company, if any, shall immediately vest in full and shall be payable to you at the same time as such awards are paid to active executives of the Company, and the payment amount of such award shall be to the same extent that other similarly situated active executives receive payment as determined by the Compensation Committee (subject to satisfaction of any applicable performance criteria but without adjustment for your individual performance);

(d)

(i) All of the time-based restrictions on each of your then-outstanding and not-yet vested restricted stock or restricted stock unit awards granted to you under the plans of the Company, if any, shall immediately be eliminated, (ii) payment and deliveries with respect to your restricted stock that are not subject to performance criteria or are subject to performance criteria that have previously been satisfied (as certified by the Compensation Committee) shall be made immediately after the effective date of the Separation Agreement, (iii) payment and deliveries with respect to your restricted stock units that are not subject to performance criteria or are subject to performance criteria that have previously been satisfied (as certified by the Compensation Committee) shall be made on the 90th day after the termination of your employment and (iv) payments or deliveries with respect to your restricted stock and restricted stock units that are subject to performance criteria that have not yet been satisfied shall be made on the 90th day after the applicable performance criteria is certified by the Compensation Committee as having been satisfied; and

(e)

Each of your then-outstanding and not yet vested stock options and stock appreciation awards, if any, under the plans of the Company shall immediately vest and become exercisable, and you shall have the right to exercise each of those options and stock appreciation awards for the remainder of the term of such option or award.

If you die after a termination of your employment that is subject to this Paragraph 6, your estate or beneficiaries will be provided with any remaining benefits and rights under this Paragraph 6.

7. (a) If you cease to be an employee of the Company prior to the Scheduled Expiration Date as a result of your death or your Disability (as defined in the Company’s Long Term Disability Plan), and at such time Cause does not exist, then, subject (other than in the case of death) to your execution and delivery, within 60 days after the date of termination of your employment, and non-revocation (within any applicable revocation period) of the Separation Agreement, you or your estate or beneficiary shall be provided with the benefits and rights set forth in Paragraphs 6(b), (d) and (e) above, and each of your outstanding long-term cash awards granted under the plans of the Company shall immediately vest in full, whether or not subject to performance criteria and shall be payable on the 90th day after the termination of your employment; provided, that if any such award is subject to any performance criteria, then (i) if the measurement period for such performance criteria has not yet been fully completed, then the payment amount shall be at the target amount for such award and (ii) if the measurement period for such performance criteria has already been fully completed, then the payment of such award shall be at the same time and to the extent that other similarly situated executives receive payment as determined by the Compensation Committee (subject to satisfaction of the applicable performance criteria).

(b)

If, prior to or after the Scheduled Expiration Date, you cease to be employed by the Company for any reason other than your being terminated for Cause, you shall have three years to exercise outstanding stock options and stock appreciation awards, unless you are afforded a longer period for exercise pursuant to another provision of this Agreement or any applicable award letter, but in no event exercisable after the end of the applicable regularly scheduled term (except in the case of death, as may otherwise be permitted under the applicable Employee Stock Plan or award letter).

(c)

If, after the Scheduled Expiration Date, your employment with the Company is terminated (i) by the Company, (ii) by you for Good Reason, or (iii) as a result of your death or Disability, and at the time of any such termination described in clause (i), (ii) or (iii), Cause does not exist, then, subject (other than in the case of your death) to your execution and delivery, within 60 days after the date of termination of your employment, and non-revocation (within any applicable revocation period) of the Separation Agreement, each of your then outstanding long term cash awards and equity awards (including restricted stock, restricted stock units, options and stock appreciation rights) that was awarded prior to the Scheduled Expiration Date shall vest and/or be payable as set forth in Paragraphs 6(c), (d) and (e) above.

(d)

Upon the termination of your employment with the Company, the Company shall pay you any unpaid base salary through the date of termination by no later than the next payroll period, and shall reimburse you for any unreimbursed expenses incurred through the date of termination in accordance with the Company’s reimbursement policy. Except as otherwise specifically provided in this Agreement, your rights to benefits and payments under the Company’s pension and welfare plans (other than severance benefits) and any outstanding long-term cash or equity awards shall be determined in accordance with the then current terms and provisions of such plans, agreements and awards under which such benefits and payments (including such long-term cash or equity awards) were granted.

8. For purposes hereof, “Separation Agreement” shall mean the Company’s standard severance agreement (modified to reflect the terms of this Agreement) which will include, without limitation, the provisions set forth in Paragraphs 6, 7 and 9 hereof and Annex A hereto regarding non-compete (limited to one year), non-disparagement, non-hire/non-solicitation, confidentiality (including, without limitation, the last paragraph of Section 3 of Annex A), and further cooperation obligations and restrictions on you (with Company reimbursement of your associated expenses and payment for your services as described in Annex A in connection with any required post-employment cooperation) as well as a general release by you of the Company and its affiliates (and their respective directors and officers), but shall otherwise contain no post-employment covenants unless agreed to by you. The Company shall provide you with the form of Separation Agreement within seven days of your termination of employment. For avoidance of doubt, your rights of indemnification under the Company’s Amended and Restated Certificate of Incorporation, under your indemnification agreement with the Company and under any insurance policy, or under any other resolution of the Board of Directors of the Company shall not be released, diminished or affected by any Separation Agreement or release or any termination of your employment.

9. Except as otherwise set forth in Paragraphs 6 and 7 hereof, in connection with any termination of your employment, your then outstanding equity and cash incentive awards shall be treated in accordance with their terms and, other than as provided in this Agreement, you shall not be eligible for severance benefits under any other plan, program or policy of the Company. Nothing in this Agreement is intended to limit any more favorable rights that you may be entitled to under your equity and cash incentive award agreements, including, without limitation, your rights in the event of a termination of your employment, a “Going Private Transaction” or a “Change of Control” (as those terms are defined in the applicable award agreement).

10. For purposes of this Agreement, “Cause” means your (i) commission of an act of fraud, embezzlement, misappropriation, willful misconduct, gross negligence or breach of fiduciary duty against the Company or an affiliate thereof, or (ii) commission of any act or omission that results in a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any crime involving moral turpitude or any felony.

For purposes of this Agreement, “Good Reason” means that (1) without your written consent and other than by your own causation, (A) your annual base salary or annual target bonus (as each may be increased from time to time in the Compensation Committee’s sole discretion) is reduced, (B) you are no longer the Executive Chairman of the Company, (C) you no longer report directly to the Board of Directors of the Company, (D) the Company requires that your principal office be located outside of Nassau County or the Borough of Manhattan, (E) the Company materially breaches its obligations to you under this Agreement; or (F) your responsibilities are materially diminished, (2) you have given the Company written notice, referring specifically to this Agreement and definition, that you do not consent to such action, (3) the Company has not corrected such action within 30 days of receiving such notice, and (4) you voluntarily terminate your employment with the Company within 90 days following the happening of the action described in subsection (1) above.

11. This Agreement does not constitute a guarantee of employment for any definite period. Your employment is at will and may be terminated by you or the Company at any time, with or without notice or reason.

12. The Company may withhold from any payment due to you any taxes required to be withheld under any law, rule or regulation. If any payment otherwise due to you hereunder would result in the imposition of the excise tax imposed by Section 4999 of the Code, the Company will instead pay you either (i) such amount or (ii) the maximum amount that could be paid to you without the imposition of the excise tax, depending on whichever amount results in your receiving the greater amount of after-tax proceeds. In the event that the payments and benefits payable to you would be reduced as provided in the previous sentence, then such reduction will be determined in a manner which has the least economic cost to you and, to the extent the economic cost is equivalent, such payments or benefits will be reduced in the inverse order of when the payments or benefits would have been made to you (i.e. later payments will be reduced first) until the reduction specified is achieved. If the Company elects to retain any accounting or similar firm to provide assistance in calculating any such amounts, the Company shall be responsible for the costs of any such firm.

13. It is intended that this Agreement will comply with or be exempt from Section 409A, and that this Agreement shall be interpreted on a basis consistent with such intent. Any payment or benefit under Sections 6 or 7 of this Agreement that is payable to you by reason of your termination of employment shall be made or provided to you only upon a “separation from services” as defined for purposes of Section 409A under applicable regulation, provided that the service recipient and the employer for this purpose shall be the service recipient as defined by Treasury Regulation Section 1.409A-1(g). If and to the extent that any payment or benefit under this Agreement, or any plan, award or arrangement of the Company or its affiliates, constitutes “non-qualified deferred compensation” subject to Section 409A and is payable to you by reason of your termination of employment, then if you are a “specified employee” (within the meaning of Section 409A as determined by the Company), (i) any payments will not be made to you and instead will be made to a trust in compliance with Rev. Proc. 92-64 (the “Rabbi Trust”), provided, however, that no payment will be made to the Rabbi Trust if it would be contrary to law or cause you to incur additional tax under Section 409A, (ii) any benefits will be delayed, and (iii) such payments or benefits shall not be made or provided to you before the date that is six months after the date of your separation from service (or your earlier death). Any amount not paid or benefit not provided in respect of the six month period specified in the preceding sentence will be paid to you, together with interest on such delayed amount at a rate equal to the average of the one-year LIBOR fixed rate equivalent for the ten business days prior to the date of your employment termination, in a lump sum or provided to you as soon as practicable after the expiration of such six month period. Each payment or benefit provided under this Agreement shall be treated as a separate payment for purposes of Section 409A to the extent Section 409A applies to such payment. If the Rabbi Trust has not been established at the time of the termination of your employment, you may select an institution to serve as the trustee of the Rabbi Trust (so long as the institution is reasonably acceptable to the Company). You may negotiate such terms with the trustee as are customary for such arrangements and reasonably acceptable to the Company. The Company will bear all costs related to the establishment and operation of the Rabbi Trust, including your attorney’s fees. In no event may you, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered nonqualified deferred compensation. In no event shall the timing of your execution of a Separation Agreement, directly or indirectly, result in your designating the calendar year of payment, and if a payment that is subject to execution of a Separation Agreement could be made in more than one taxable year, payment shall be made in the later taxable year.

14. To the extent you are entitled to any expense reimbursement from the Company that is subject to Section 409A, (i) the amount of any such expenses eligible for reimbursement in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except under any lifetime limit applicable to expenses for medical care), (ii) in no event shall any such expense be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expense, and (iii) in no event shall any right to reimbursement be subject to liquidation or exchange for another benefit.

15. The Company will not take any action, or omit to take any action, that would expose any payment or benefit to you to the additional tax of Section 409A, unless (i) the Company is obligated to take the action under an agreement, plan or arrangement to which you are a party, (ii) you request the action, (iii) the Company advises you in writing that the action may result in the imposition of the additional tax and (iv) you subsequently request the action in a writing that acknowledges you will be responsible for any effect of the action under Section 409A. The Company will hold you harmless for any action it may take or omission in violation of this Paragraph 15, including any attorney’s fees you may incur in enforcing your rights.

16. It is our intention that the benefits and rights to which you could become entitled in connection with termination of employment be exempt from or comply with Section 409A. If you or the Company believes, at any time, that any of such benefit or right is not exempt or does not comply, it will promptly advise the other and will negotiate reasonably and in good faith to amend the terms of such arrangement such that it complies (with the most limited possible economic effect on you and on the Company).

17. This Agreement is personal to you and without the prior written consent of the Company shall not be assignable by you. This Agreement shall inure to the benefit of and be enforceable by your legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The rights or obligations of the Company under this Agreement may only be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of Company; provided, however, that the assignee or transferee is the successor to all or substantially all of the assets of Company and such assignee or transferee assumes the liabilities and duties of Company, as contained in this Agreement, either contractually or as a matter of law.

18. To the extent permitted by law, you and the Company waive any and all rights to a jury trial with respect to any matter relating to this Agreement (including the covenants set forth in Annex A hereof). This Agreement will be governed by and construed in accordance with the law of the State of New York applicable to contracts made and to be performed entirely within that State.

19. Both the Company and you hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the federal courts of the United States of America in each case located in the City of New York, Borough of Manhattan, solely in respect of the interpretation and enforcement of the provisions of this Agreement, and each party hereby waives, and agrees not to assert, as a defense that either party, as appropriate, is not subject thereto or that the venue thereof may not be appropriate. You and the Company each agree that mailing of process or other papers in connection with any such action or proceeding in any manner as may be permitted by law shall be valid and sufficient service thereof.

20. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. It is the parties’ intention that this Agreement not be construed more strictly with regard to you or the Company.

21. This Agreement reflects the entire understanding and agreement of you and the Company with respect to the subject matter hereof and supersedes all prior understandings or agreements relating thereto; provided, however, that you shall be entitled to the benefits under the indemnification agreement between you and the Company.

22. This Agreement will automatically terminate, and be of no further force or effect, on the Scheduled Expiration Date; provided, however, that the provisions of Paragraphs 6 through 10, 12 through 22, Annex A, and any amounts earned but not yet paid to you pursuant to the terms of this Agreement as of the Scheduled Expiration Date shall survive the termination of the Agreement and remain binding on you and the Company in accordance with their terms.

[Signature Page Follows]

Sincerely,

MSGE SPINCO, INC.
(to be renamed Madison Square Garden Entertainment Corp.)

By:
Title:

Accepted and Agreed:

James L. Dolan

ANNEX A

ADDITIONAL COVENANTS

(This Annex constitutes part of the Agreement)

You agree to comply with the following covenants in addition to those set forth in the Agreement.

1. CONFIDENTIALITY

You agree to retain in strict confidence and not divulge, disseminate, copy or disclose to any third party any Confidential Information, other than for legitimate business purposes of the Company and its subsidiaries. As used herein, “Confidential Information” means any non-public information that is material or of a confidential, proprietary, commercially sensitive or personal nature of, or regarding, the Company or any of its subsidiaries or any current or former director, officer or member of senior management of any of the foregoing (collectively “Covered Parties”). The term Confidential Information includes information in written, digital, oral or any other format and includes, but is not limited to (i) information designated or treated as confidential; (ii) budgets, plans, forecasts or other financial or accounting data; (iii) subscriber, customer, guest, fan, vendor, sponsor, marketing affiliate or shareholder lists or data; (iv) financial, technical or strategic information regarding the Covered Parties’ programming, carriage agreements and arrangements, affiliation and/or other distribution arrangements, live streaming, advertising, entertainment, theatrical, or other businesses; (v) advertising, sponsorship, business, sales or marketing tactics, strategies or information; (vi) policies, practices, procedures or techniques; (vii) trade secrets or other intellectual property; (viii) information, theories or strategies relating to litigation, arbitration, mediation, investigations or matters relating to governmental authorities; (ix) terms of agreements with third parties and third party trade secrets; (x) information regarding employees, talent, announcers and commentators, players, coaches, agents, consultants, advisors or representatives, including their compensation or other human resources policies and procedures; (xi) information or strategies relating to any potential or actual business development transactions and/or any potential or actual business acquisition, divestiture or joint venture, and (xii) any other information the disclosure of which may have an adverse effect on the Covered Parties’ business reputation, operations or competitive position, reputation or standing in the community.

If disclosed, Confidential Information or Other Information could have an adverse effect on the Company’s standing in the community, its business reputation, operations or competitive position or the standing, reputation, operations or competitive position of any of its affiliates, subsidiaries, officers, directors, employees, coaches, consultants or agents or any of the Covered Parties.

Notwithstanding the foregoing, the obligations of this section, other than with respect to subscriber information, shall not apply to Confidential Information which is:

a)	already in the public domain or which enters the public domain other than by your breach of this Paragraph 1;

b)	disclosed to you by a third party with the right to disclose it in good faith; or

c)	specifically exempted in writing by the Company from the applicability of this Agreement.

Notwithstanding anything elsewhere in this Agreement, including this Paragraph 1 and Paragraph 3 below, you are authorized to make any disclosure required of you by any federal, state and local laws or judicial, arbitral or governmental agency proceedings (including making truthful statements in connection with a judicial or arbitral proceeding to enforce your rights under this Agreement, to the extent reasonably required and made in good faith), after, to the extent legal and practicable, providing the Company with prior written notice and an opportunity to respond prior to such disclosure. In addition, this Agreement in no way restricts or prevents you from providing truthful testimony concerning the Company to judicial, administrative, regulatory or other governmental authorities.

2. NON-COMPETE

You acknowledge that due to your executive position in the Company and your knowledge of the Company’s confidential and proprietary information, your employment or affiliation with certain entities would be detrimental to the Company. You agree that, without the prior written consent of the Company, you will not represent, become employed by, consult to, advise in any manner or have any material interest in any business directly or indirectly in any Competitive Entity (as defined below). A “Competitive Entity” shall mean any person or entity that (i) owns or operates any arena or theater with more than 2,000 seats in any area in which the Company or any of its subsidiaries owns or operates an arena or theater, (ii) creates, produces or presents live sporting events or live entertainment in any metropolitan area in which the Company or any of its subsidiaries owns, operates or has exclusive booking rights to a venue (iii) owns or operates any regional sports programming network or other online or mobile sports programming platform, in any case, primarily distributed in the New York metropolitan area, or (iv) directly competes with any other business of the Company or one of its subsidiaries that produced greater than 10% of the Company’s revenues in the calendar year immediately preceding the year in which the determination is made. An entity shall be deemed to compete with the on-line content business of the Company, or any of its affiliates only if the entity directly competes against the television programming and/or on-line content business of the Company, or its affiliate(s); provided, however, that an entity’s business shall not be deemed to directly compete merely by the fact that the business sells ads on-line, unless the business specifically targets such ads to the same customers or potential customers as being targeted by the on-line content business of the Company, its subsidiary or affiliate. Ownership of not more than 1% of the outstanding stock of any publicly traded company shall not be a violation of this Paragraph. This agreement not to compete will expire upon the one year anniversary of the date of a termination of your employment with the Company.

3. ADDITIONAL UNDERSTANDINGS

You agree, for yourself and others acting on your behalf, that you (and they) have not disparaged and will not disparage, make negative statements about, or act in any manner which is intended to or does damage to the good will of, or the business or personal reputations of the Company or any of its incumbent officers, directors, agents, consultants, employees, successors and assigns or any of the Covered Parties.

The Company agrees that, except as necessary to comply with applicable law or the rules of the New York Stock Exchange or any other stock exchange on which the Company’s stock may be traded (and any public statements made in good faith by the Company in connection therewith), it and its corporate officers and directors, employees in its public relations department or third party public relations representatives retained by the Company will not disparage you or make negative statements in the press or other media which are damaging to your business or personal reputation. In the event that the Company so disparages you or makes such negative statements, then notwithstanding the “Additional Understandings” provision to the contrary, you may make a proportional response thereto.

In addition, you agree that the Company is the owner of all rights, title and interest in and to all documents, tapes, videos, designs, plans, formulas, models, processes, computer programs, inventions (whether patentable or not), schematics, music, lyrics and other technical, business, financial, advertising, sales, marketing, customer or product development plans, forecasts, strategies, information and materials (in any medium whatsoever) developed or prepared by you or with your cooperation in connection with your employment by the Company (the “Materials”). For purposes of clarity, Materials shall not include any music or lyrics written (in the past or in the future) by you, and shall not include any documents, tapes or videos that relate to such music or lyrics or the performance of such music or lyrics other than music or lyrics written in connection with your employment. The Company will have the sole and exclusive authority to use the Materials in any manner that it deems appropriate, in perpetuity, without additional payment to you.

If requested by the Company, you agree to deliver to the Company upon the termination of your employment, or at any earlier time the Company may request, all memoranda, notes, plans, files, records, reports, and software and other documents and data (and copies thereof regardless of the form thereof (including electronic copies)) containing, reflecting or derived from Confidential Information or the Materials of the Company or any of its affiliates which you may then possess or have under your control. If so requested, you shall provide to the Company a signed statement confirming that you have fully complied with this Paragraph. Notwithstanding the foregoing, you shall be entitled to retain your contacts, calendars and personal diaries and any materials needed for your tax return preparation or related to your compensation.

4. FURTHER COOPERATION

Following the date of termination of your employment with the Company (the “Expiration Date”), you will no longer provide any regular services to the Company or represent yourself as a Company agent. If, however, the Company so requests, you agree to cooperate fully with the Company in connection with any matter with which you were involved prior to the Expiration Date, or in any litigation or administrative proceedings or appeals (including any preparation therefore) where the Company believes that your personal knowledge, attendance and participation could be beneficial to the Company. This cooperation includes, without limitation, participation on behalf of the Company in any litigation or administrative proceeding brought by any former or existing Company employees, representatives, agents or vendors. The Company will pay you for your services rendered under this provision at the rate of $8,400 per day for each day or part thereof, within 30 days of the approval of the invoice therefor; provided that, if you provide services on the same day for any of the Company, MSG Sphere and MSGS, your daily rate shall not exceed $8,400 in the aggregate.

The Company will provide you with reasonable notice in connection with any cooperation it requires in accordance with this section and will take reasonable steps to schedule your cooperation in any such matters so as not to materially interfere with your other professional and personal commitments. The Company will reimburse you for any reasonable out-of-pocket expenses you reasonably incur in connection with the cooperation you provide hereunder as soon as practicable after you present appropriate documentation evidencing such expenses. You agree to provide the Company with an estimate of such expense before you incur the same.

5. NON-HIRE OR SOLICIT

You agree not to hire, seek to hire, or cause any person or entity to hire or seek to hire (without the prior written consent of the Company), directly or indirectly (whether for your own interest or any other person or entity’s interest) any person who is or was in the prior six months an employee of the Company, or any of its subsidiaries, until the first anniversary of the date of your termination of employment with the Company. This restriction does not apply to any former employee who was discharged by the Company or any of its affiliates. In addition, this restriction will not prevent you from providing references.

6. ACKNOWLEDGMENTS

You acknowledge that the restrictions contained in this Annex A, in light of the nature of the Company’s business and your position and responsibilities, are reasonable and necessary to protect the legitimate interests of the Company. You acknowledge that the Company has no adequate remedy at law and would be irreparably harmed if you breach or threaten to breach the provisions of this Annex A, and therefore agree that the Company shall be entitled to injunctive relief, to prevent any breach or threatened breach of any of those provisions and to specific performance of the terms of each of such provisions in addition to any other legal or equitable remedy it may have. You further agree that you will not, in any equity proceeding relating to the enforcement of the provisions of this Annex A, raise the defense that the Company has an adequate remedy at law. Nothing in this Annex A shall be construed as prohibiting the Company from pursuing any other remedies at law or in equity that it may have or any other rights that it may have under any other agreement. If it is determined that any of the provisions of this Annex A or any part thereof, is unenforceable because of the duration or scope (geographic or otherwise) of such provision, it is the intention of the parties that the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

7. SURVIVAL

The provisions of this Annex A shall survive any termination of your employment by the Company or the expiration of the Agreement except as otherwise provided herein.